AMENDMENT TO

PARTICIPATION AGREEMENT

THIS AMENDMENT (“Amendment”) amends the Participation Agreement dated October 16, 2009 (together with any prior amendments thereto, the “Agreement”) which is hereby incorporated by reference, and is made as of the Amendment Effective Date of September 4, 2020 by and between AXA EQUITABLE LIFE INSURANCE COMPANY (the “Company”), a New York Life Corporation; ALLIANCEBERNSTEIN L.P. (the “Advisor”), a Delaware Limited Partnership, and ALLIANCEBERNSTEIN INVESTMENTS, INC. (the “Distributor”), a Delaware Corporation.

WHEREAS, the Company, the Advisor, and the Distributor desire to amend the Agreement by the addition of the Confidentiality Section.

WHEREAS, on or prior to June 15, 2020, Company changed its registered name from AXA Equitable Life Insurance Company to Equitable Financial Life Insurance Company.

NOW, THEREFORE, in consideration of the Agreement and the mutual covenants contained herein, the parties hereto agree as follows:

1. Section 12.1 of the Agreement is hereby deleted, and a new Article XIII is hereby added to the Agreement, reading as follows:

ARTICLE XIII - CONFIDENTIALITY.

13.1 Defined. As used herein, the “Confidential Information” will mean information or materials about a party or any of its affiliates, whether or not proprietary to the party or any of its affiliates, whether disclosed intentionally by or acquired unintentionally from the party, any affiliate, any of its other service providers, agents or representatives or any director, officer or employee of any of the foregoing, whether in written, electronic, visual or oral form, regardless of how transmitted, and whether or not marked “confidential” or “proprietary”, including, without limitation information concerning past, present or prospective products, assets, services, systems, customers, employees, financial professionals, shareholders, agents, representatives, finances, books and/or records, business affairs and/or relationships, business plans, trade secrets, methods of operations, distribution and/or marketing strategies and/or procedures or other internal matters. Confidential Information also includes any personal, financial or identifying information of an individual person including, without limitation, any past, present or prospective individuals who are customers, directors, officers, employees, financial professionals, shareholders, agents or representatives of a party or any of its affiliates, as name, address, telephone numbers, sex, age, social security number, account and/or employee numbers, finances, business, health, employment, credit standing, history, hobbies and personal relations and any list, description or other grouping directly or indirectly derived in whole or part therefrom (“Personal Information”) and information, directly or indirectly, derived by or on behalf of the Company, the Advisor or the Distributor from Confidential Information, using Confidential Information exclusively or combined with other information.

13.2 Obligations. The party receiving (“Receiving Party”) Confidential Information of the other party (“Disclosing Party”) will exercise at least the same degree of care with respect to the Disclosing Party’s Confidential Information that the Receiving Party exercises to protect its own Confidential Information, but in no event shall the Disclosing Party use less than reasonable care. The Receiving Party will only use or reproduce the Disclosing Party’s Confidential Information to the extent necessary to enable the Receiving Party to fulfill its obligations under this Agreement. Further, the Receiving Party may disclose the Disclosing Party’s Confidential Information to the directors, officers and/or employees of Receiving Party who have a need to know such information (and only to the extent necessary) in order to fulfill the purposes contemplated by this Agreement (“Qualified Staff Persons”), provided that Receiving Party has first informed such Qualified Staff Persons of the obligations imposed by this Section and remains liable at all times for the acts or omissions of its Qualified Staff Persons. Further, each of the Company, the Advisor and the Distributor will have the right to provide this Agreement, to an affiliate.

13.3 Nondisclosure. Receiving Party shall not disclose Confidential Information to any other person, including without limitation any of its subsidiaries, affiliates, authorized subcontractors or other agents or representatives except such persons who have a need to know such information in order to fulfill the purposes contemplated by this Agreement. Each such person must execute a written confidentiality agreement on substantially the same terms and conditions as set forth in this Section and provide a copy of such agreement to the Disclosing Party upon request. Any breach of confidentiality by such person shall be deemed to be a breach by Receiving Party of Receiving Party’s obligations hereunder.

13.4 Information Security Program. The Company, Advisor and the Distributor each warrant and represent that it has adopted and implemented, and covenant that it will maintain, a comprehensive information security program (each an “Information Security Program”) incorporating administrative, technical, and physical safeguards (a) to ensure the confidentiality of Personal Information in its possession or control; (b) to protect against any anticipated threats or hazards to the security or integrity of Personal Information; (c) to protect against unauthorized access to or use of Personal Information, including without limitation programs to train the Advisor and the Distributor’s personnel and agents in safeguarding the same, (d) to prevent the loss, destruction or alteration of the Company’s Confidential Information, and (e) to destroy all electronic and hard-copy materials containing the Company Confidential Information which the Advisor or the Distributor are permitted or required to destroy hereunder in a safe and secure manner.

13.5 Reviews. The Company, the Advisor and the Distributor shall regularly review each of their respective Information Security Programs to ensure its continued effectiveness to safeguard the Personal Information as required herein and determine whether adjustments are necessary in light of circumstances including, without limitation, changes in technology, information systems, new or revised regulations, industry best practices or changing threats or hazards to Personal Information. Upon Company’s written request, the Advisor and the Distributor shall make available, personnel to discuss with the Company, and provide at the Advisor and the Distributor’s discretion, a summary of the results of any audit by or on behalf of the Advisor and the Distributor performed that assesses the effectiveness of the Advisor and the Distributor’s information security program as relevant to the security and confidentiality of Confidential Information shared during the course of this Amendment.

Upon Company’s written request, the Advisor and the Distributor shall make available relevant personnel to discuss with the Company the Advisor and the Distributor’s information technology network infrastructure used in relation to fulfilling its obligations under this Amendment.

13.6	Incident Management. The Advisor and the Distributor, and the Company shall:

a.

Provide the Company with the name and contact information for an employee of the Advisor or 24/7 response team email address and contact number and the Distributor (PrivacyOfficeAB@alliancebernstein.com) who shall serve as the Company’s primary security contact and shall be available to assist the Company twenty-four (24) hours per day, seven (7) days per week as a contact in resolving obligations associated with a security breach;

b.

Notify the other party of a security breach suffered by it as soon as practicable, once a party becomes aware of any such breach but in no event later than in the time required by applicable state and federal laws and regulations; and

c.

Notify the other party of any security breaches suffered by it or of any unauthorized data exposures. In the case of Advisor and Distributor, Company requires that an e-mail with a read receipt be sent to PrivacyOffice@equitable.com, with a copy by e-mail to the Advisor and the Distributor’s primary business contact within the Company.

13.7 Mitigation. The Company, and the Advisor and the Distributor, understand and acknowledge that any security breach of Personal Information by it may impose obligations on the other party to notify affected individuals as well as regulators of such security breach and take steps, among others, to mitigate any adverse impact or other harm to its customers and/or prospective customers arising from such security breach. The Company, and the Advisor and the Distributor, agree to cooperate with and assist the other party in meeting all such obligations.

13.8 Nonconfidential Information. Notwithstanding anything to the contrary herein, Receiving Party shall have no obligation to preserve the confidentiality of any Confidential Information which:

(1) is or becomes publicly known (other than through unauthorized disclosure by the Disclosing Party) and is available to Receiving Party without use of or reference to any of Disclosing Party’s Confidential Information;

(2) at the time of disclosure to Receiving Party, is already in the possession of or known to Receiving Party and is available to Receiving Party without use of or reference to any of Disclosing Party’s Confidential Information and is not subject to any other confidentiality undertaking;

(3) is disclosed to Receiving Party by any person or entity other than Disclosing Party and is available to Receiving Party without use of or reference to any of Disclosing Party’s Confidential Information and is not subject to any other confidentiality undertaking; or

(4) is developed by Receiving Party without use of or reference to any Confidential Information or any other information subject to a confidentiality undertaking.

The foregoing exceptions shall not apply to Personal Information.

13.9 Government Disclosures. In the event that Receiving Party becomes legally compelled by a court of competent jurisdiction or by a governmental body to disclose any Confidential Information, Receiving Party will give Disclosing Party prompt written notice of such requirement, together with a copy of such demand, to enable Disclosing Party to seek a protective order or other remedy. In the event that Disclosing Party elects not to seek or is unable to obtain a protective order or other remedy, Receiving Party will only disclose that portion of the Disclosing Party’s Confidential Information which it is legally required to be disclosed and will make reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

13.10 Return of Confidential Information. Except as otherwise expressly provided in this Agreement, Receiving Party will, and will cause all others in possession to, return to Disclosing Party (or such third party or Parties as Disclosing Party may designate in writing) all documents and materials (and all copies thereof) containing Confidential Information, whether in hardcopy, electronic form or otherwise, promptly following termination of this Agreement, with or without cause. The Receiving Party will certify in writing that it has fully complied with its obligations under this Section within thirty (30) days after its receipt of a request from the Disclosing Party for such a certification.

13.11 Third-Party Suppliers, Sub-contractors, Sub-servicers and/or Hosting Providers:

The Company, Advisor and the Distributor each warrant and represent that each will ensure its respective third-party suppliers, sub-contractors, sub-servicers and/or Hosting provider adhere to its obligation of ensuring its continued effectiveness to safeguard the Confidential Information and maintenance of a comprehensive security program, including incorporation of administrative, technical and physical safeguards as detailed in the Information Security Program Section.

13.12 Survival. The provisions of this Article shall survive the termination of the Agreement.

2.The remaining terms and conditions of the Agreement not modified herein shall remain in full force and effect.

3.This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute only one instrument.

4.This Amendment and the provisions herein contained shall be binding upon and inure to the benefit of the Advisor and the Distributor and the Company and their respective successors and assigns.

Signature Blocks on Following Page

IN WITNESS WHEREOF, the parties hereto have signed this Amendment.

EQUITABLE FINANCIAL LIFE INSURANCE		ALLIANCEBERNSTEIN L.P.:
COMPANY:

By:		By:

Name:	Kenneth Kozlowski	Name:	Emilie Wrapp

Title:	Managing Director	Title:	Senior Vice President and Assistant
Secretary

Date	9/9/2020 | 12:50 PM EDT	Date	September 9, 2020
Signed:		Signed:

ALLIANCEBERNSTEIN INVESTMENTS, INC.

By:

Name:	Stephen J. Laffey

Title:	Assistant Vice President

Date:	September 9, 2020